Exhibit 10.3

INDEMNIFICATION AGREEMENT

This INDEMNIFICATION AGREEMENT (this “Agreement”) is entered into effective as of August 11, 2016, by and between PACIFIC OFFICE PROPERTIES, L.P., a Delaware limited partnership, whose address is 841 Bishop Street, Suite 1700, Honolulu, Hawaii 96813 (“Indemnitor”), and JAY H. SHIDLER, an individual, whose address is 841 Bishop Street, Suite 1700, Honolulu, Hawaii 96813 (“Indemnitee”).

W I T N E S S E T H:

A.    Goldman Sachs Specialty Lending Holdings, Inc., a Delaware corporation, having an address at 200 West Street, New York, New York 10282, Don Quijote (USA) Co., Ltd., a Hawaii corporation, having its principal place of business located at 801 Kaheka Street, Honolulu, Hawaii 96814, and Don Quijote Holdings Co., Ltd., a Japanese corporation, having its principal place of business located at 2-19-10 Aobadai, Meguro-ku, Tokyo 153-0042 Japan (collectively, “Lenders”) are prepared to make a loan to Pan Am I, LLC, Pan Am II, LLC, Pan Am III, LLC, Pan Am IV, LLC, Davies Pacific, LLC, Waterfront A, LLC, Waterfront B, LLC, Waterfront C, LLC, Waterfront D, LLC and Waterfront E, LLC, each, a Delaware limited liability company (collectively, “Borrowers”), in the maximum aggregate principal amount of up to TWO HUNDRED EIGHTY MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($280,500,000.00) (the “Loan”) pursuant to a certain Loan Agreement dated as of the date hereof (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Loan Agreement”), which Loan is evidenced by, among other things, the Notes (as such term is defined in the Loan Agreement) and is secured by, among other things, the Mortgages (as such term is defined in the Loan Agreement), encumbering certain real properties more particularly described therein.

B.    Lenders are not willing to make the Loan, or otherwise extend credit, to Borrowers unless Indemnitee agrees to (i) make that certain Guaranty of Recourse Obligations, dated as of the date hereof (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Guaranty”), in favor of Goldman Sachs Specialty Lending Group, L.P., a Delaware limited partnership, having an address at 6011 Connection Drive, Irving, Texas 75039, as agent (in such capacity, together with its successors and assigns, the “Agent”), for the benefit of the Lenders, pursuant to which Indemnitee will unconditionally guarantee the prompt payment and performance to Lenders and Agent of the Guaranteed Obligations (as defined in the Guaranty), and (ii) execute and deliver that certain Environmental Indemnity Agreement, dated as of the date hereof (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Environmental Indemnity Agreement”), in favor of the Agent for the benefit of the Lenders and the other Indemnified Parties (as defined in the Environmental Indemnity Agreement), pursuant to which Mr. Shidler (together with the Borrowers) will provide the indemnification, representations, warranties, covenants and other matters described therein.

C.    Indemnitee is prepared to execute and deliver the Guaranty and the Environmental Indemnity Agreement, provided that Indemnitor agrees to indemnify Indemnitee with respect to all of Indemnitee’s obligations under the Guaranty and the Environmental Indemnity Agreement.

NOW, THEREFORE, to induce Indemnitee to execute and deliver the Guaranty and the Environmental Indemnity Agreement, and in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Indemnitor and Indemnitee hereby agree as follows:

1.    Indemnification. Indemnitor hereby agrees to pay, protect, defend and hold harmless Indemnitee from and against, and hereby indemnifies Indemnitee from and against, any and all losses, damages, costs, expenses (including, without limitation, reasonable attorneys’ fees and costs of litigation), liabilities, obligations, causes of action, suits, claims, demands and judgments arising from or relating in any fashion to the Guaranty and/or the Environmental Indemnity Agreement (individually and collectively, “Losses”).

2.    Indemnification Procedures.

(a)    In the event that Indemnitee desires defense and/or indemnification pursuant to this Agreement, Indemnitee shall give written notice to Indemnitor of the Losses for which Indemnitee seeks defense and/or indemnification (the “Claim Notice”). The Claim Notice shall identify the Guaranty and/or the Environmental Indemnity Agreement and provide such other information as may reasonably be necessary for Indemnitor to determine whether it is obligated to defend and/or indemnify Indemnitee against such Losses.

(b)    Within ten (10) days of service of the Claim Notice, Indemnitor shall advise Indemnitee in writing as to whether it will provide defense and/or indemnification against the Losses.

(i)If Indemnitor acknowledges the duty to defend and indemnify, it shall thereafter diligently defend the Losses that are the subject of the applicable Claim Notice to their conclusion, regardless of whether it has also acknowledged a duty to indemnify. Indemnitor shall retain counsel reasonably acceptable to the Indemnitee who shall then assume representation of Indemnitee. Indemnitor shall not be liable to Indemnitee for any attorneys’ fees or other expenses incurred by the Indemnitee in the defense of the Losses which are the subject of the Claim Notice after assumption of Indemnitee’s defense. Indemnitor and Indemnitee shall reasonably cooperate with one another in order to ensure proper and adequate defense of Indemnitee; provided, however, that the Indemnitor shall pay all costs and expenses incurred by the Indemnitee in rendering any such cooperation.

(ii)If Indemnitor acknowledges the duty to defend but not the duty to indemnify, the Indemnitee may, at Indemnitee’s option, elect either to (1) have Indemnitor provide a defense in accordance with subparagraph (i), above, or (2) retain counsel directly to defend the Losses which are the subject of the Claim Notice. If Indemnitee elects option (2), Indemnitor shall, upon demand, immediately pay all attorneys’ fees, costs, and expenses of any type incurred in such defense.

(c)    In the event Indemnitor has acknowledged both the duty to defend and indemnify under the Agreement, then neither Indemnitee nor Indemnitor shall effect any compromise or settlement of any claim, suit or proceeding which may give rise to liability of Indemnitor under this Agreement (a “Settlement”), without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that the Indemnitee shall not be deemed to be acting unreasonably in the event that he objects to any Settlement because it (i) does not require that all monetary relief be paid by Indemnitor; (ii) affords any non-monetary relief in favor of the claimant or the plaintiff or against Indemnitee; or (iii) fails to include the claimant’s or the plaintiff’s unconditional release of Indemnitee from any and all liability and obligation with respect to the Losses which are the subject of such claim, suit, or proceeding.

(d)    In the event Indemnitor has not acknowledged both the duty to defend and indemnify under this Agreement, the Indemnitee may effect a Settlement without the prior written consent of Indemnitor.

(e)    All Losses subject to indemnification hereunder shall be paid by the Indemnitor or, if previously paid by Indemnitee, reimbursed by the Indemnitor, within ten (10) days after written notice from the Indemnitee itemizing the amounts thereof paid or incurred to the date of such notice. Without limiting any other remedies available to the Indemnitee, such Losses, if not paid within the said ten (10) day period, shall bear interest from the date of such notice until the date paid or reimbursed by the Indemnitor at a floating rate of interest equal to the sum of the prime rate, as published from time to time in the The Wall Street Journal, plus three percent (3%), per annum.

(f)    If, at any time, all or any part of any payment made to or for the benefit of the Indemnitee pursuant to this Agreement must be rescinded or returned for any reason whatsoever (including, but not limited to, the bankruptcy of the Indemnitor), then the Indemnitor’s obligations hereunder shall, to the extent of the payment rescinded or returned, be reinstated and deemed to have continued in existence, as if such previous payment had never been made.

3.    Miscellaneous.

(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of Hawaii, without regard to its conflict of laws or choice of law rules or principles. This Agreement may be enforced in any federal or state court in the City and County of Honolulu, State of Hawaii.

(b)    This Agreement shall bind and inure to the benefit of each of the parties hereto and his or its estate, heirs, personal representatives, successors and assigns, as applicable.

(c)    All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the parties at the addresses set forth on the first page of this Agreement (or to such other address that may be designated by the receiving party from time to time in accordance with this Section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), facsimile or email (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage pre-paid). Except as otherwise provided in this Agreement, a Notice is effective only (a) upon receipt by the receiving party, and (b) if the party giving the Notice has complied with the requirements of this Section.

(d)    In any arbitration, proceeding, or action between the parties arising out of or relating in any fashion to this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs.

(e)    The failure of any party hereto to exercise or enforce any right or remedy hereunder, or the delay of any party hereto in the exercise or enforcement of any right or remedy, shall not constitute a waiver thereof nor give rise to any defense or estoppel against such party, nor excuse the other party hereto from full performance of its obligations hereunder. No waiver of any such right or remedy shall be valid or enforceable unless made in writing and signed by the party to be bound.

(f)    This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, and all prior or contemporaneous written or oral agreements, understandings, representations and statements with respect to the subject matter hereof are hereby superseded and rendered null, void and of no further force or effect.

(g)    This Agreement can only be amended or modified by a writing duly executed by both parties.

(h)    Time is of the essence of this Agreement and each of the obligations set forth herein.

(i)    The provisions of this Agreement shall be deemed independent and severable, and the invalidity or unenforceability of any one provision, in whole or in part, or as applied to any event or circumstance, shall not affect the validity of enforceability of any other provision hereof or the validity of enforceability of the provision in question, as applied to any other event or circumstance.

(j)    Each of the parties hereto acknowledges that no other party, nor any agent nor any attorney of any other party has made any promise, representation or warranty whatsoever, express or implied, not contained herein concerning the subject matter hereof to induce said party to execute or authorize the execution of this Agreement and acknowledges that said party has not executed or authorized the execution of this Agreement in reliance upon any such promise, representation or warranty not contained herein.

(k)    Each individual signing this Agreement directly and expressly warrants that he or she has been given and has received and accepted authority to so sign and execute the documents on behalf of the party for whom it is indicated they have signed, and further has been expressly given and received and accepted authority to enter into a binding agreement on behalf of such party with respect to the matters contained herein and as stated herein.

(l)    This Agreement may be executed in multiple identical counterparts, each of which may contain the signature of less than all of the parties hereto and all of which together shall constitute a single instrument. For purposes of executing this Agreement, any signed document transmitted by telecopy or e-mail transmission shall be considered the equivalent of an as original signed document and shall have the same binding legal effect as an as original signed document.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

INDEMNITOR:

PACIFIC OFFICE PROPERTIES, L.P.,
a Delaware limited partnership

By:	Pacific Office Properties Trust, Inc.,
a Maryland corporation
Its General Partner

By:	/s/ Lawrence J. Taff
Name: Lawrence J. Taff
Title: President & CEO

INDEMNITEE:

/s/ Jay H. Shidler
Jay H. Shidler